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                                                                    Exhibit 21.1

Subsidiaries of Registrant

  A. M. Castle & Co.

           A. M. Castle & Co. (Canada) Inc.
           Castle Metals de Mexico, S.A. de C.V.
           Castle Foundation, Inc.
           Castle IND MGR, Inc.
           Castle SPFD, LLC
           Datamet, Inc.
           Hy-Alloy Steels Company
           KSI, LLC
           Keystone Services Inc.
           Keystone Tube Company LLC
           Metal Express, LLC
           Oliver Steel Plate Co.
           Pacific Metals Company
           Total Plastics, Inc.
                  Advanced Fabricating Technology, LLC
                  Paramont Machine Company, LLC
  Joint Venture
  Kreher Steel Company, LLC